CUSIP No. 1912EP104	13G

Exhibit 1

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Date: February 10, 2003	KAR-TESS HOLDING S.A.
	By	/S/ GEORGE A. DAVID
Name: George A. David Title: Director

Date: February 12, 2003	By	/S/ ANASTASIOS P. LEVENTIS
Name: Anastasios P. Leventis Title: Director

Date: February 10, 2003	SOCOMEX S.A.
	By	/S/ P.K. OESCH
Name: P.K. Oesch Title: Director

By	/S/ E. WICKIHALDER
Name: E. Wickihalder Title: Authorized Signatory

Date: February 10, 2003	BOVAL S.A.
	By	/S/ P.K. OESCH
Name: P.K. Oesch Title: Director

By	/S/ E. WICKIHALDER
Name: E. Wickihalder Title: Authorized Signatory

Date: February 7, 2003	SEVERINE LTD.
	By	/s/ RYAN RUDOLPH
Name: Ryan Rudolph Title: Director

Date: February 10, 2003	/S/ GEORGE A. DAVID
George A. David

Date: February 12, 2003	/S/ ANASTASIOS P. LEVENTIS
Anastasios P. Leventis

Date: February 12, 2003	/s/ HARALAMBOS K. LEVENTIS
Haralambos K. Leventis